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                                                                     Exhibit 2.3


                          DEBENTURE PURCHASE AGREEMENT


          THIS DEBENTURE PURCHASE AGREEMENT (this "Agreement"), dated as of March 2, 2001, is made by and among Brock Road LLC, a Cayman Island limited liability company (the "Seller"), WILC Acquisition Corporation, a Delaware corporation (the "Purchaser") and Wasatch Interactive Learning Corporation, a Washington corporation (the "Company").


                                    RECITALS

     A. The Company and the Seller are parties to a Securities Purchase Agreement, dated March 16, 2000 (the "Brock Road Initial Purchase Agreement), as amended by a letter dated December 19, 2000 ( the " Brock Road Amendment", and together with the Brock Road Initial Purchase Agreement, the "Brock Road Purchase Agreement"), pursuant to which the Company issued and sold to the Seller US$4,000,000 aggregate principal amount of the Company's 7% Convertible Debenture due March 16, 2003 (the "Debenture").

     B. As of the date hereof, the Seller owns the Debenture in an aggregate principal amount of US$3,787,957.06 (the "Outstanding Principal Amount").

     C. The Purchaser desires to purchase from the Seller, and the Seller desires to assign and sell to the Purchaser, the Debenture upon the terms and subject to the conditions set forth herein (the "Debenture Purchase").

     D. The Purchaser and the Company are parties to that certain Agreement and Plan of Merger, dated January 31, 2001, by and among the Purchaser, the Company and PLATO Learning, Inc., a Delaware corporation ("PLATO"), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated February 20, 2001, by and among the Purchaser, the Company and PLATO (the "Merger Agreement"), pursuant to which the parties thereto have agreed, among other things, to merge the Company with and into the Purchaser (the "Merger").

     E. Pursuant to the Merger Agreement, as a condition to the consummation of the Merger, the Company shall hereby consent to and permit the Debentures Purchase and the corresponding assignment of the Debenture from the Seller to the Purchaser, as contemplated herein.


                                   AGREEMENTS

               In consideration of the recitals and the respective agreements, covenants, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                                   ARTICLE I

                         SALE AND PURCHASE OF DEBENTURE

     1.1 Sale and Purchase of Debenture. Upon the terms and subject to the satisfaction of the conditions set forth herein, the Seller hereby agrees to sell, convey and assign to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from the Seller, at the Closing (as hereinafter defined), the Debenture having an aggregate principal amount equal to the Outstanding Principal Amount or such lesser aggregate principal amount of the Debenture outstanding as of the Closing that may have been reduced from time to time by the Company solely as a result of the Company's redemption obligations pursuant to Paragraph 1 of the Brock Road Amendment (the "Closing Date Principal Amount"), free and clear of all Liens (as hereinafter defined), in exchange for the payment of the total purchase price equal to the sum of: (A) the Closing Date Principal Amount; (B) an amount equal to the product of (i) ten percent (10%) and (ii) the Closing Date Principal Amount; and (C) all accrued interest due and owing on the Debenture as of and including the date of the Closing calculated in accordance with the terms and conditions of the Brock Road Purchase Agreement (collectively, the "Purchase Price").

     1.2 Closing. The closing of the purchase and sale of the Debenture hereunder (the "Closing") will take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois on the date immediately prior to the consummation of the transactions contemplated under the Merger Agreement, designated by Purchaser. No later than one (1) business day prior to the Closing, the Purchaser shall deliver written notice to Seller setting forth the calculation of the Purchase Price. At the Closing:

          (a) the Seller will deliver to the Purchaser the certificate for the Debenture purchased by the Purchaser, duly assigned, transferred or conveyed to the Purchaser; and

          (b) the Purchaser will deliver to the Seller by wire transfer to any account designated in writing by the Seller or in any other manner acceptable to the Seller, a payment equal to the amount of cash of the Purchase Price.

                                   ARTICLE II

                              CONDITIONS TO CLOSING

     2.1 Conditions to Closing for Purchaser. The obligation of the Purchaser to purchase the Debenture at the Closing is subject to the fulfillment to its satisfaction of each of the following conditions (unless waived in writing by the Purchaser):


          (a) Representations and Warranties. The representations and warranties made by the Seller in Article III hereof shall be true and correct.

          (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller at or prior to the Closing shall have been performed or complied with by the Seller.


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          (c) Legal Investment. As of the Closing, the purchase of the
     Debenture by the Purchaser shall be legally permitted by all laws and regulations to which the Purchaser and the Seller are subject.



          (d) Conditions to Merger. As of the Closing, all covenants, agreements and conditions contained in the Merger Agreement to be performed or complied with by the parties thereto at or prior to the Closing shall have been performed, complied with, satisfied or waived by the parties to the Merger Agreement.


     2.2 Conditions to Closing for Seller. The obligation of the Seller to sell, convey and assign the Debenture at the Closing is subject to the fulfillment to its satisfaction of each of the following conditions (unless waived in writing by the Seller):

          (a) Representations and Warranties. The representations and warranties made by the Purchaser in Article IV hereof shall be true and correct.

          (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser at or prior to the Closing shall have been performed or complied with by the Purchaser.


          (c) Legal Investment. As of the Closing, the sale of the Debenture by the Seller shall be legally permitted by all laws and regulations to which the Purchaser and the Seller are subject.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER


     As a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, including without limitation, the sale and purchase of the Debenture, the Seller represents and warrants to the Purchaser as follows:


     3.1 Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands and is duly qualified and in good standing in such jurisdiction. The Seller has the corporate or equivalent power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

     3.2 Authority. The Seller has the requisite capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is binding upon, and enforceable against, the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

     3.3 No Conflicts. Neither the execution or delivery of this Agreement by the Seller nor the performance by the Seller of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract or permit to which the Seller is a party or is bound, the operating agreement of the Seller or any applicable law, statute, order, judicial decree, judgment or regulation to which the Seller is a party or by which the Seller is bound.


     3.4 No Violations. The Seller has not violated any law, statute, order, judicial decree, judgment or regulation in connection with the offer for sale or sale of the Debenture.


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     3.5  Ownership of Debenture. The Seller owns the Debenture, free and clear of any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement) (collectively, "Liens"). The Seller is the record and beneficial owner of the Debenture. The Debenture to be sold by the Seller constitute all of the issued and outstanding Debenture of the Company and upon delivery of and payment by the Purchaser to the Seller of the Purchase Price in respect of the Debenture, Purchaser will acquire good and marketable title to the Debenture free and clear of all Liens.


     3.6 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local or any other person is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the performance by Seller of its obligations hereunder.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


     As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, including without limitation, the sale and purchase of the Debenture, the Purchaser represents and warrants to the Seller as follows:


     4.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in such jurisdiction. The Purchaser has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

     4.2 Authority. The Purchaser has the requisite capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is binding upon, and enforceable against, the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

     4.3 No Conflicts. Neither the execution or delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract or permit to which the Purchaser is a party or is bound, the by-laws of the Purchaser or any applicable law, statute, order, judicial decree, judgment or regulation to which the Purchaser is a party or by which the Purchaser is bound.

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     4.4  No Violations. The Purchaser has not violated any law, statute, order, judicial decree, judgment or regulation in connection with the offer for the purchase or purchase of the Debenture.


     4.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local or any other person is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the performance by Purchaser of its obligations hereunder.

     4.6 Accredited Investors. The Purchaser is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.


     4.7 Financial. The Purchaser has the resources or the ability to secure the resources to finance the Debenture Purchase pursuant to the terms and conditions contained herein.


                                   ARTICLE V

                              AGREEMENTS OF COMPANY


     5.1 Consent to Debenture Purchase. Company irrevocably consents to the sale, assignment and conveyance of the Debenture contemplated by this Agreement, which consent shall be sufficient to satisfy any and all consent or other rights that Company may have with respect to a sale, disposition or other transfer of the Debenture by the Seller pursuant to the Brock Road Purchase Agreement or otherwise.



     5.2 Record Holder. Company agrees that, upon the consummation of the purchase and sale of the Debenture contemplated by this Agreement, the Purchaser shall be the record holder of the Debentures, with all of the rights and privileges of a record holder of such Debentures under the Brock Road Agreement and the Debenture, and the agreements and registrations entered into in connection therewith.


     5.3 Release. If the Purchase Price pursuant hereto is paid in full in accordance with the terms hereof, then based on the good and valuable consideration exchanged between Company and the Seller, each of the Seller and Company (as such, a "RELEASOR") hereby releases and discharges the other and its predecessors, successors, and affiliates, employees, officers, directors, agents, representatives, and assigns (collectively, "RELEASEES"), from all actions, causes of action, suits, debts, dues, assessments, late fees, sums of money, expenses, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, obligations, duties, claims, matters, liabilities, violations of law, fines, penalties, responsibilities, attorneys' fees, maintenance charges, and demands whatsoever, in law, admiralty or equity, which against the RELEASEES (or any of them) the RELEASORS, RELEASOR's successors or assigns ever had, now have or hereafter can shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement.


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                                   ARTICLE VI

                                   TERMINATION

     6.1 Termination by Mutual Consent. This Agreement may be terminated and the Debenture Purchase may be abandoned at any time prior to the Closing by the mutual written consent of the Seller and the Purchaser.


     6.2 Termination by the Purchaser. This Agreement may be terminated and the Debentures Purchase may be abandoned at any time prior to the Closing by action of the Purchaser if the Merger Agreement shall be terminated for any reason by any party.

     6.3 Termination by the Seller. This Agreement may be terminated and the Debenture Purchase may be abandoned at any time prior to the Closing, by action of the Seller if the Debenture Purchase shall not have been consummated on or prior to May 1, 2001.


                                  ARTICLE VII

                                  MISCELLANEOUS

     7.1 Successors and Assigns. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto.

     7.2 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

     7.3 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally, sent by United Stated mail, registered certified mail, return receipt requested, with postage prepaid, or sent by reputable overnight courier service, with all charges prepaid, to the following addresses, or such other address as any party hereto designates by written notice to the Seller, and shall be deemed to have been given upon delivery, if delivered personally, three days after mailing, if mailed as provided above, or one business day after delivery to the courier, if deposited with an overnight courier service as provided above:

If to the Seller to:

          Brock Road LLC
          c/o Citco Trustees (Cayman) Limited
          Commercial Centre, P.O. Box 31106
          SMB
          Grand Cayman, Cayman Islands British West Indies
          Attention:

If to the Purchaser to:

          WILC Acquisition Corporation
          10801 Nesbitt Avenue South
          Bloomington, Minnesota 55437
          Attention: John Buske


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With a copy to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, Illinois  60601
          Attention: Leland Hutchinson

If to the Company to:

          Wasatch Interactive Learning Corporation
          5250 South Commerce Drive
          Suite 101
          Salt Lake City, Utah  84017
          Attention:  Todd Brashear

     7.4 Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

     7.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     7.6 Specific Performance. Each of the Seller and the Purchaser are entitled to specific performance of the obligations of the parties under this Agreement. Each party to this Agreement agrees that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate

     7.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

                  [remainder of page intentionally left blank.
                            signature page follows.]



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     The parties hereto have executed and delivered this Agreement as of the date first set forth above.

                                  SELLER:


                                  BROCK ROAD LLC





                                  By: /s/ Navigator Management Ltd.
                                     -------------------------------------------



                                  PURCHASER:

                                  WILC ACQUISITION CORPORATION


                                  By:  /s/ John M. Buske
                                     -------------------------------------------
                                  Its: Vice President Finance and Chief
                                       Financial Officer
                                      ------------------------------------------






                                  COMPANY:

                                  WASATCH INTERACTIVE LEARNING CORPORATION

                                  By:   /s/ Barbara Morris
                                     -------------------------------------------
                                  Its:  President
                                      ------------------------------------------





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